CERTIFICATE

TO:	Alberta Securities Commission

British Columbia Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

The Manitoba Securities Commission

Ontario Securities Commission

Autorité des marchés financiers

Financial and Consumer Services Commission (New Brunswick)

Nova Scotia Securities Commission

Office of the Superintendent of Securities, Service Newfoundland & Labrador

The Office of the Superintendent of Securities (Prince Edward Island)

Pursuant to subsection 2.20(c) of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), and in connection with the annual meeting of shareholders of Agrium Inc. (“Agrium”) to be held May 6, 2015 (the “Meeting”), the undersigned, Gary J. Daniel, Corporate Secretary & Senior Legal Counsel of Agrium, hereby certifies for and on behalf of Agrium and not in his personal capacity, and without personal liability, that Agrium:

(a)	has arranged to have proxy-related materials for the Meeting sent in compliance with the applicable timing requirements of section 2.12 of NI 54-101;

(b)	has arranged to have carried out all of the requirements of NI 54-101 in addition to those described in subparagraph (a); and

(c)	is relying upon section 2.20 of NI 54-101 in connection with the abridgement of certain of the time periods specified in NI 54-101 in respect of the Meeting.

DATED as of the 26th day of February, 2015.

AGRIUM INC.

By:	“Gary J. Daniel”
Name: Gary J. Daniel Title: Corporate Secretary & Senior Legal Counsel